Exhibit 10.1

AMENDMENT NO. 2 TO THAT CERTAIN
DEVELOPMENT AND EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT NO. 2, dated as of April 28, 2014 (the “Amendment”), to that certain AGREEMENT dated as of November 26, 2013, as previously amended December 4, 2013 (the “Agreement”), among Sgenia Soluciones, S.L. (“Soluciones”), ZENON Biosystem, S.L.  (“Subco”), Sgenia Industrial, S.L. (“Sgenia”), the parent corporation of its subsidiaries, Soluciones and Subco, and Zenosense, Inc., formerly Braeden Valley Mines, Inc. (the “Company”), is hereby being amended to include further licensing of cancer sensory devices.

The parties to this Amendment hereby add the following “Whereas Clauses” to the Agreement, as follows:

Whereas, Sgenia, together with Soluciones, has developed certain technology and they own directly and indirectly certain intellectual property relating to sensory monitoring of defined environments, referred to as the “Sensory Technology” herein, which may be extended to detection of cancer in certain situations; and

Whereas, Sgenia has established a subsidiary, Subco, and caused Soluciones to license Subco under Spanish law all the intellectual property necessary to use the Sensory Technology to develop a cancer sensory device; and

Whereas, Subco and Soluciones and the parent company, Sgenia, together for their respective benefits, will negotiate with the Company, in good faith, for the provision of development capital for the cancer sensory devices to be developed by Subco in exchange for a worldwide, exclusive license to manufacture, market and sell the resulting product as provided herein, subject to certain limitations and a royalty arrangements on a revenue sharing basis; and

Whereas, the Company seeks the license arrangement embodied in this Agreement to be extended for the cancer sensory devices;

The parties hereby agree that for the consideration provided for the Agreement and the obligations of the parties under the terms of the Agreement as amended, that the following provisions are added to and made a part of the Agreement:

1.           Extension of License.  The Agreement being initially entered into for Products, which includes a device to detect MRSA/SA, is hereby extended to cover one or more sensory devices to detect cancer, and therefore, in all respects the current license, agreements and obligations of the parties under the Agreement will now extend to the devices to detect cancer that may be developed using or based on a Sgenia Patent, and in furtherance thereof the term Products as originally defined will now and henceforth be read to include the sensory devices to detect cancer.  For an abundance of clarity, all the provisions that apply to Products, shall include, apply to and cover sensory devices to detect cancer, and the license and Agreement should be read and interpreted as broadly as possible to include the cancer detection devices. In addition to the foregoing, the parties agree to the following:

a.           The foregoing extended license for the cancer sensory devices also provides to the Company the right to fund, and depends on the Company funding, the development expenses of the cancer sensory devices, on such terms to be negotiated mutually among the parties to the Agreement acting in good faith and taking into consideration the specific royalty provisions for the cancer detection devices indicated in  this amendment and the terms relating to the Products encompassing the MRSA/SA device for its development budget, testing, regulatory approval and operational structures, which are intended to be similar in scope and nature;

b.           The foregoing license terms for the cancer sensory devices to be negotiated will provide for a 40% royalty rate to the Sgenia parties instead of the royalty rate as provided for the MRSA/SA device encompassed by the Products, if the current Stage 1 MRSA/SA Product development is successful as currently contemplated by the Agreement;

c.           The foregoing license terms for the cancer sensory devices to be negotiated will provide for reduced royalty at a 20% royalty rate to the Sgenia parties instead of the royalty rate as provided for the MRSA/SA device encompassed by the Products, if the current Stage 2 MRSA/SA Product development is not successful as currently contemplated by the Agreement.

2.           Right of First Negotiation.  For clarity, the extension of the terms of the Agreement to the cancer detection devices does not in any way alter the terms of the Agreement relating to the right of first negotiation set forth therein.

3.           License Grant and Other Intellectual Property Rights.  For purposes of interpretation of the Agreement and for an abundance of clarity, the grant of the licenses thereunder with respect to the intellectual property being licensed to and transferred to Company, the term Sgenia as defined above in this Amendment is intended to include Soluciones, and their Affiliates as relevant, including but not limited to Subco, so that Company obtains the full benefit of its bargain to obtain all the necessary intellectual property rights sufficient to commercialize the Products encompassing the cancer detection devices as now provided in the Agreement, whether from Sgenia, Soluciones or Subco and any of their Affiliates.

4.           Entire Agreement.  The Agreement, as specified in Section 22 of the Agreement, shall include this Amendment and the first amendment.

5.           Execution in Counterparts. This Amendment may be executed in counterparts, all of which together shall be deemed one original Amendment.  This Amendment may be transmitted to the other parties hereto by pdf. or other electronic form.

6.           Affirmation of Agreement.  Unless specifically amended or interpreted by this Amendment, the original Agreement is hereby confirmed in all respects, and the parties thereto and hereto agree to be bound by such terms as hereby amended and interpreted.

Sgenia  Industrial, S.L.

By:           /s/ Jesus Lama
Name: Jesús Lama
                Title: Administrador Unico – Chief Executive Officer

Sgenia  Soluciones, S.L.

By:           /s/ Jesus Lama
Name: Jesús Lama
Title: Administrador Unico – Chief Executive Officer

ZENON Biosystem, S.L.

By:            /s/ Jesus Lama
Name: Jesús Lama
                Title: Administrador Unico – Chief Executive Officer

Zenosense, Inc.

By:            /s/ Carlos Gil
Name: Carlos Gil
Title: President